Exhibit 10.25

PROMISSORY NOTE

US$4,800,000.00

Las Vegas, Nevada

July 8, 2021

FOR VALUE RECEIVED, the undersigned, SST VI 8570 S DURANGO DR, LLC, a Delaware limited liability company (“Borrower”), promises to pay SKYMAR CAPITAL CORPORATION, a Delaware corporation (“Lender”), or order, at One Datran Center, 9100 South Dadeland Blvd., Suite 700, Miami, Florida 33156, or such other place as the holder hereof may designate in writing, the principal sum of FOUR MILLION, EIGHT HUNDRED THOUSAND, AND 00/100 DOLLARS (US$4,800,000.00), with interest on the unpaid principal balance at the rate of 4.125% per annum. This Promissory Note may be referred to herein as the “Note,” and the loan evidenced hereby may be referred to herein as the “Loan.”

PAYMENTS OF PRINCIPAL AND INTEREST.

A.    All interest accrued hereunder and unpaid shall be due and payable by Borrower to Lender on the first day of each month beginning September 1st, 2021, through and including August 1st, 2023.

B.    Principal and interest shall be due and payable by Borrower to Lender in consecutive monthly installments, each in the amount of TWENTY-FIVE THOUSAND, SIX HUNDRED SIXTY-EIGHT, AND 63/100 Dollars (US$25,668.63) on the first day of each month beginning September 1st, 2023, until the entire indebtedness evidenced hereby is fully paid, except that any remaining indebtedness, if not sooner paid, shall be due and payable on August 1st, 2024 (the “Maturity Date”).

The date each month on which payment of principal and interest is due hereunder may be referred to as the “Payment Date.” Lender shall have the right, to be exercised not more than once during the term of the Loan, by not less than 60 days’ written notice to Borrower, to change the Payment Date for each month thereafter to a date other than the first day of each month. The amount of principal and interest due on each Payment Date as so rescheduled shall be the same as the amount of principal and interest that shall have been due on each Payment Date as originally scheduled, except that for the month in which the first rescheduled Payment Date occurs, the payment due also shall include interest for the period from and including the first day of such month to the first rescheduled Payment Date. If the Payment Date is changed in accordance with the foregoing, then the Maturity Date shall be extended to the day in the month in which the Maturity Date originally was scheduled which corresponds with the Payment Date.

Interest on the principal sum of this Note shall be calculated on the basis of a 360-day year and shall be charged based on the actual number of days during each month or other applicable accrual period. Interest on this Note shall be paid in arrears.

Borrower shall pay the holder hereof, in advance, on the date hereof, interest only on the outstanding principal balance of this Note, at the interest rate first mentioned above, from the date funds are first disbursed hereunder through and including the last day of the calendar month in which such disbursement occurs.

SECURITY; LOAN DOCUMENTS. The indebtedness evidenced by this Note is secured by, among other things, that certain Deed of Trust, Assignment of Rents and Security Agreement of even date herewith (the “Instrument”), executed by Borrower, encumbering real property more particularly described therein (the “Property”), and reference is made thereto for rights as to acceleration of the indebtedness evidenced by this Note. This Note, the Instrument, and all other documents or instruments given by Borrower or any guarantor and accepted by Lender for purposes of evidencing, securing, perfecting, or guaranteeing the indebtedness evidenced by this Note may be referred to as the “Loan Documents.”

PREPAYMENT; PREPAYMENT CONSIDERATION. Provided no default exists under this Note and upon giving Lender thirty (30) days prior written notice specifying the date on which prepayment is to be made, Borrower may prepay the unpaid principal balance of this Note in whole but not in part, provided that with such payment of principal Borrower also shall pay to Lender (and Lender shall not be obligated to accept such prepayment unless Lender then receives): (a) all interest then accrued and outstanding pursuant to this Note, and (b) if the prepayment occurs on any day other than a Payment Date, then all interest that would have accrued on the amount being prepaid from the prepayment date to the next scheduled Payment Date, as if the prepayment did not occur, and (c) all other amounts then owing under this Note or any of the Loan Documents, whether or not then due, and (d) the Prepayment Consideration.

The “Prepayment Consideration” shall be:

(i)    If the prepayment occurs on or before the first (1st) anniversary date of the loan, the prepayment penalty will equal three percent (3%) of the then outstanding principal balance;

(ii)    If the prepayment occurs after the first (1st) anniversary date, but on or before the second (2nd) anniversary date, the prepayment penalty will equal two percent (2%) of then outstanding principal balance;

(iii)    If the prepayment occurs after the second (2nd) anniversary date, the prepayment penalty will equal one percent (1%) of the then outstanding principal balance.

Except only as provided to the contrary immediately below, Borrower shall pay the Prepayment Consideration upon any prepayment that occurs, whether during any time when prepayment is prohibited or permitted, and whether the prepayment is voluntary or involuntary (including in connection with Lender’s acceleration of the unpaid principal balance of this Note) or the Instrument is satisfied or released by foreclosure (whether by power of sale or judicial proceeding), deed in lieu of foreclosure or by any other means. Lender shall not be obligated to accept any prepayment of all or any part of the principal balance of this Note if such prepayment is not accompanied by the required Prepayment Consideration.

Borrower shall not pay any Prepayment Consideration with respect to prepayment required by Lender pursuant to the Instrument as a result of the application of insurance proceeds or condemnation awards under the Instrument or as a result of prepayment of the entire principal balance of this Note remaining due after the application of insurance proceeds or condemnation awards under the Instrument, provided that such prepayment of the entire principal balance of this Note remaining due is made within sixty (60) days following the date of such application.

Further, provided Borrower complies with all other provisions of this Note, including without limitation the requisite 30 days’ prior written notice of prepayment to Lender, and provided that Borrower pays all other amounts that would be payable in the event of an earlier prepayment, there shall be no Prepayment Consideration due in connection with prepayment of the entire principal balance of this Note if the date of the prepayment occurs within the three month period immediately prior to the Maturity Date.

EXCEPT AS OTHERWISE EXPRESSLY PROVIDED HEREIN, BORROWER HEREBY EXPRESSLY WAIVES THE RIGHT TO PREPAY THE INDEBTEDNESS EVIDENCED HEREBY IN WHOLE OR PART WITHOUT PENALTY, AND EXPRESSLY AGREES TO PAY THE AMOUNTS REQUIRED HEREIN IN THE EVENT OF AN ACCELERATION. BORROWER AGREES THAT THE PREPAYMENT CONSIDERATION REQUIRED HEREIN IS REASONABLE. BORROWER HAS GIVEN INDIVIDUAL WEIGHT TO THE CONSIDERATION IN THIS TRANSACTION FOR THIS WAIVER AND AGREEMENT. BORROWER HEREBY EXPRESSLY WAIVES THE BENEFIT OF ANY APPLICABLE LAW TO THE CONTRARY.

EVENTS OF DEFAULT; ACCELERATION. The following shall constitute an “Event of Default” hereunder: (i) if any installment under this Note is not paid when due or within five (5) days of being due, or (ii) if any condition or event occurs as a consequence of which the holder hereof then has the right to accelerate the indebtedness hereunder pursuant to any of the other Loan Documents.

Upon and at any time following the occurrence of any Event of Default, then at the option of the holder hereof and without notice, the entire principal amount and all interest accrued and outstanding hereunder and all other amounts outstanding under any of the Loan Documents shall at once become due and payable, and the holder hereof may exercise any and all of its rights and remedies under any of the Loan Documents or pursuant to applicable law. The holder hereof may so accelerate such obligations and exercise such remedies at any time after the occurrence of any Event of Default, regardless of any prior forbearance.

LATE CHARGES; ADDITIONAL INTEREST ON DEFAULT. If any installment under this Note or any other amount owing hereunder or under any of the other Loan Documents is not received by the holder hereof when the same is due or within five (5) days of being due, then Borrower shall pay to the holder hereof a late charge of the greater of (a) US$250.00 or (b) five percent (5%) of such installment, such late charge to be immediately due and payable without demand by the holder hereof; provided, however, that no late charge shall be due and payable with respect to the unpaid principal balance of this Note, whether due at maturity, upon acceleration of this Note, or otherwise.

In addition, the outstanding principal balance of this Note shall bear interest during any period of time when any default is in existence at the rate the lesser of: (i) five percent (5%) per annum in excess of the rate provided in the first paragraph of this Note, or (ii) at the maximum rate of interest which may be collected from Borrower under applicable law (the “Default Rate”). Borrower agrees that the Default Rate of interest specified herein is a reasonable and fair estimate of losses suffered by Lender in the event of a default by Borrower, if either (a) any installment under this Note or any other amount owing hereunder or under any of the other Loan Documents is not received by the holder hereof when the same is due, or (b) any other Event of Default occurs.

Borrower agrees that such late charge and increased interest are reasonable and do not constitute a penalty.

LAWFUL INTEREST. The parties hereto intend to conform strictly to the applicable usury laws. In no event, whether by reason of demand for payment, prepayment, acceleration of the maturity hereof or otherwise, shall the interest contracted for, charged or received by the holder hereof hereunder or otherwise exceed the maximum amount permissible under applicable law. If from any circumstance whatsoever interest would otherwise be payable to the holder hereof in excess of the maximum lawful amount, the interest payable to the holder hereof shall be reduced automatically to the maximum amount permitted by applicable law. If the holder hereof shall ever receive anything of value deemed interest under applicable law which would apart from this provision be in excess of the maximum lawful amount, an amount equal to any amount which would have been excessive interest shall be applied to the reduction of the principal amount owing hereunder in the inverse order of its maturity and not to the payment of interest, or if such amount which would have been excessive interest exceeds the unpaid balance of principal hereof, such excess shall be refunded to Borrower. All interest paid or agreed to be paid to the holder hereof shall, to the extent permitted by applicable law, be amortized, prorated, allocated, and spread throughout the full stated term (including any renewal or extension) of such indebtedness so that the amount of interest on account of such indebtedness does not exceed the maximum permitted by applicable law. The provisions of this paragraph shall control all existing and future agreements between Borrower and the holder hereof.

CERTAIN RIGHTS AND WAIVERS. From time to time, without affecting the obligation of Borrower or the successors or assigns of Borrower to pay the outstanding principal balance of this Note and observe the covenants of Borrower contained herein, in the Instrument or in any other Loan Document without affecting the guaranty of any person or entity for payment of the outstanding principal balance of this Note, without giving notice to or obtaining the consent of Borrower, the successors or assigns of Borrower or guarantors, and without liability on the part of the holder hereof, the holder hereof may, at the option of the holder hereof, extend the time for payment of said outstanding principal balance or any part thereof, reduce the payments thereon, release anyone liable on any of said outstanding principal balance, accept a renewal of this Note, modify the terms and time of payment of said outstanding principal balance, join in any extension or subordination agreement, release any security given herefor, take or release other or additional security, and agree in writing with Borrower to modify the rate of interest or period of amortization of this Note or change the amount of the monthly installments payable hereunder.

Presentment, notice of dishonor, and protest are hereby waived by all makers, sureties, guarantors and endorsers hereof. This Note shall be the joint and several obligation of all makers and endorsers, and shall be binding upon them and their successors and assigns.

BORROWER HEREBY KNOWINGLY, VOLUNTARILY, AND INTENTIONALLY WAIVES ANY RIGHT BORROWER MAY HAVE TO A TRIAL BY

JURY IN RESPECT TO ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER OR IN CONJUNCTION WITH THIS NOTE, THE INSTRUMENT, ANY OTHER LOAN DOCUMENT, ANY OTHER AGREEMENT CONTEMPLATED TO BE EXECUTED IN CONNECTION HEREWITH, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF EITHER PARTY.

The holder hereof shall have the right to assign or transfer, in whole or in part (including the right to grant participation interests in) any or all of its obligations under this Note, the Instrument and any or all of the other Loan Documents. Lender shall be released of any obligations to the extent that the same are so assigned or transferred, and the rights and obligations of “Lender” hereunder shall become the rights and obligations of the transferee holder.

RECOURSE. Lender’s rights of recourse for the obligations of Borrower hereunder are specified in the Instrument. This provision shall not limit any rights of Lender under any guaranty.

ATTORNEYS’ FEES, COSTS OF COLLECTION. Borrower shall pay to Lender on demand all costs and expenses, including reasonable attorneys’ fees and expenses, incurred by Lender in collecting the indebtedness arising hereunder or under any other Loan Documents or secured thereby, or in determining the rights and obligations of any parties hereto or thereto, or as a consequence of any breach or default by Borrower or any guarantor hereunder or thereunder, or otherwise as a consequence of any right evidenced or secured by this Note or the Loan Documents. Without limitation, such costs and expenses to be reimbursed by Borrower shall include reasonable attorneys’ fees and expenses incurred in any Bankruptcy case or proceeding and in any appeal.

APPLICABLE LAW. This Note shall be governed by and construed in accordance with the law of the state in which the Property is located, and applicable federal law.

IN WITNESS WHEREOF, Borrower has executed this Promissory Note as of the date first written above.

BORROWER:

SST VI 8570 S DURANGO DR, LLC, a Delaware limited liability company

By:	Strategic Storage Trust VI, Inc., a Maryland corporation, its Manager

	By:	/s/ H. Michael Schwartz
	Name:	H. Michael Schwartz
	Title:	CEO and President